Exhibit 5.1

OPINION OF DAVIS POLK & WARDWELL LLP

March 18, 2026

Novartis AG
Lichtstrasse 35
4056 Basel
Switzerland

Novartis Capital Corporation
1 Health Plaza
East Hanover, NJ 07936

Ladies and Gentlemen:

Novartis Capital Corporation, a Delaware corporation (the “Company”), and Novartis AG, a stock corporation organized under the laws of Switzerland (the “Guarantor”), have filed with the Securities and Exchange Commission a Registration Statement on Form F-3 (File Nos. 333-282133 and 333-282133-01) (the “Registration Statement”) and the related Prospectus (the “Prospectus”) for the purpose of registering under the Securities Act of 1933, as amended (the “Securities Act”), certain securities, including $500,000,000 aggregate principal amount of the Company’s floating rate notes due 2029 (the “Floating Rate Notes”), $1,250,000,000 aggregate principal amount of the Company’s 4.100% Notes due 2029 (the “2029 Notes”), $1,750,000,000 aggregate principal amount of the Company’s 4.400% Notes due 2031 (the “2031 Notes”), $2,000,000,000 aggregate principal amount of the Company’s 4.600% Notes due 2033 (the “2033 Notes”), $2,250,000,000 aggregate principal amount of the Company’s 4.900% Notes due 2036 (the “2036 Notes”), $1,000,000,000 aggregate principal amount of the Company’s 5.600% Notes due 2046 (the “2046 Notes”) and $2,250,000,000 aggregate principal amount of the Company’s 5.700% Notes due 2056 (the “2056 Notes” and, together with the Floating Rate Notes, the 2029 Notes, the 2031 Notes, the 2033 Notes, the 2036 Notes and the 2046 Notes, the “Notes”). The Notes will be guaranteed by the Guarantor (the “Guarantees” and, together with the Notes, the “Securities”). The Securities are to be issued pursuant to the provisions of the Indenture dated as of February 10, 2009 (the “Indenture”) among Novartis Capital Corporation, Novartis Securities Investment Ltd. and Novartis Finance S.A., as issuers, Novartis AG, as guarantor, and HSBC Bank USA, National Association, as trustee (the “Trustee”). The Securities are to be sold pursuant to the Terms Agreement dated March 16, 2026 (together with the Underwriting Agreement Standard Provisions attached thereto as Annex A, the “Terms Agreement”) among the Company, the Guarantor and the several underwriters named in Schedule I thereto (the “Underwriters”).

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinion expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals, (iii) all signatures on all documents that we reviewed are genuine, (iv) all natural persons executing documents had and have the legal capacity to do so, (v) all statements in certificates of public officials and officers of the Company and the Guarantor that we reviewed were and are accurate and (vi) all representations made by the Company and the Guarantor as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

(1)	The Notes have been duly authorized by the Company and, when they are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights, provided that we express no opinion as to the (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above, or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

(2)	Assuming the due authorization of the Guarantee endorsed on each Note by the Guarantor insofar as the laws of Switzerland are concerned, the Guarantees, when the Notes (and the Guarantees endorsed thereon) are executed and authenticated in accordance with the provisions of the Indenture and delivered to and paid for by the Underwriters pursuant to the Terms Agreement, will be valid and binding obligations of the Guarantor, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, and may be subject to possible judicial or regulatory actions giving effect to governmental actions or foreign laws affecting creditors' rights; provided that we express no opinion as to the (x) effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above or (y) validity, legally binding effect or enforceability of any provision that permits holders to collect any portion of stated principal amount upon acceleration of the Notes to the extent determined to constitute unearned interest.

In connection with the opinion expressed above, we have assumed that the Guarantor is validly existing as a stock corporation organized under the laws of Switzerland. In addition, we have assumed that the Indenture and the Securities (collectively, the “Documents”) are valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of the Company and the Guarantor). We have also assumed that the execution, delivery and performance by each party to each Document to which it is a party (a) are within its corporate powers, (b) do not contravene, or constitute a default under, the certificate of incorporation or bylaws or other constitutive documents of such party, (c) require no action by or in respect of, or filing with, any governmental body, agency or official and (d) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon such party, provided that we make no such assumption to the extent that we have specifically opined as to such matters with respect to the Company and the Guarantor.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the laws of the State of New York and the General Corporation Law of the State of Delaware, except that we express no opinion as to any law, rule or regulation that is applicable to the Company or the Guarantor, the Documents or such transactions solely because such law, rule or regulation is part of a regulatory regime applicable to any party to any of the Documents or any of its affiliates due to the specific assets or business of such party or such affiliate. Insofar as the foregoing opinion involves matters governed by the laws of Switzerland, we have relied, without independent inquiry or investigation, on the opinion of Advestra AG to be filed as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof.

We hereby consent to the filing of this opinion as an exhibit to a report on Form 6-K to be filed by the Company on the date hereof and its incorporation by reference into the Registration Statement and further consent to the reference to our name under the caption “Legal Matters” in the prospectus supplement which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Davis Polk & Wardwell LLP

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